Exhibit 99.2

[CIT Logo]

                       Investor Contact: Valerie L. Gerard
                                         Executive Vice President
                                         Investor Relations
                                         CIT Group Inc.
                                         973.422.3284

                       Media Contact:    Kelley J. Gipson
                                         Executive Vice President
                                         Director of Marketing and
                                         Corporate Communications
                                         CIT Group Inc.
                                         973.422.3235

             CIT ANNOUNCES QUARTERLY DIVIDEND FOR THIRD QUARTER 2005

New York, NY, October 18, 2005 - CIT Group Inc. (NYSE: CIT) today announced that its Board of Directors has declared a regular quarterly cash dividend of $.16 per share on its outstanding common stock. The common stock dividend is payable on November 30, 2005 to shareholders of record on November 15, 2005. CIT also announced that its Board of Directors has declared quarterly cash dividends of $0.3968750 per share on the Company's Series A preferred stock and $1.2972500 per share on the Company's Series B preferred stock. The preferred stock dividends are payable on December 15, 2005, to holders of record on November 30, 2005.

About CIT

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $60 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company and a component of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans and asset-based lending. CIT, with its global headquarters in New York City, has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America and the Pacific Rim. For more information, visit www.cit.com.

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